Exhibit 10.22

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED, EXCEPT UPON SUCH REGISTRATION OR UPON DELIVERY TO THE COMPANY OF AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT REGISTRATION UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED FOR SUCH SALE OR TRANSFER.

SUBORDINATED PROMISSORY NOTE

$3,000,000.00	February 10, 2009

BOOTS & COOTS SERVICES, LLC, a Texas limited liability company ("Maker"), for value received, hereby promises to pay to the order of JOHN W. WRIGHT, his successors and permitted assigns ("Payee"), the principal sum of THREE MILLION AND NO/100 DOLLARS ($3,000,000.00) or such lesser amount as shall equal the unpaid aggregate balance of this Subordinated Promissory Note (this "Note"), in lawful money of the United States of America and in immediately available funds, on the date set forth herein, and to pay interest on the unpaid principal balance of this Note outstanding from time to time, on the dates set forth herein at the Payee's address set forth in Section 4.4, in immediately available funds, for the period commencing on the date hereof until this Note shall be paid in full, all in accordance with the terms of this Note.

1.             The Loan.  This Note evidences part of the consideration issued to the Payee by the Maker pursuant to that certain Share Purchase Agreement, dated as of February 10, 2009 (the "Purchase Agreement"), between the Payee and the Maker.  The principal balance of this Note is subject to adjustment, and may be reduced, pursuant to the terms of the Purchase Agreement.

2.             Terms of this Note.

2.1           Interest.  Interest shall accrue (computed on the basis of a 365/366 day year) on the then outstanding principal balance hereof at a rate equal to the lesser of (a) eight percent (8%) per annum or (b) the Highest Lawful Rate (as hereinafter defined).  Interest on this Note shall be due and payable (i) on [August 15th and February 15th ] of each year, and (ii) on the Maturity Date (as hereinafter defined).

2.2           Principal.  Maker shall pay to Payee the outstanding principal balance of this Note on the 91st day following the earlier to occur of the following: (i) the Senior Payment Date (as hereinafter defined); or (ii) the five (5) year anniversary date of this Note.  The date on which such principal amount is due is referred to herein as the "Maturity Date."  For purposes hereof, "Senior Payment Date" means the date on or prior to which all of the following shall have occurred: (a) indefeasible payment in full in cash of all Senior Debt (as defined below), (b) the termination or expiration of all commitments to advance or create Senior Debt, including but not limited to, the Commitments (as defined in the Credit Agreement referred to below), (c) the termination or expiration of all letters of credit issued or deemed to be issued under any of the Senior Debt Documents, including but not limited to, the Credit Agreement, and (d) the termination or novation of all Hedging Arrangements with Swap Counterparties (as each term is defined in the Credit Agreement referred to below).

2.3           Payments.  Unless otherwise stated, all monetary amounts expressed under this Note and all payments due under this Note are expressed in and shall be due in U.S. Dollars.  Maker shall make all payments required under this Note not later than 2:00 p.m. Houston, Texas, time on any date when due by wire transfer of immediately available funds to the Payee's account as directed in writing by the Payee to the Maker or, at the option of the Payee, in such manner and at such place in the United States as the Payee shall have designated to the Maker in writing pursuant to the provisions of this Note.  Whenever any payment to be made under this Note shall be stated to be due on a day other than a Business Day, such payment shall be due and payable on the next succeeding Business Day.  If the date for payment of any obligation is not specified in this Note, such obligation shall be payable upon demand.  As used herein, "Business Day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in Houston, Texas are authorized or obligated by law or executive order to close.

2.4           Conformance with Laws.  It is the intention of the parties hereto that the Payee shall conform strictly to usury laws applicable to it.  Accordingly, if the transactions contemplated hereby would be usurious as to the Payee under laws applicable to it (including the laws of the United States of America and the State of Texas or any other jurisdiction whose laws may be mandatorily applicable to the Payee notwithstanding the other provisions of this Note), then, in that event, notwithstanding anything to the contrary in this Note or any agreement entered into in connection with or as security for this Note, it is agreed as follows:  (1) the aggregate of all consideration which constitutes interest under law applicable to the Payee that is contracted for, taken, reserved, charged or received by the Payee under this Note or agreements or otherwise in connection herewith shall under no circumstances exceed the maximum amount allowed by such applicable law, and any excess shall be canceled automatically and if theretofore paid shall be credited by the Payee on the principal amount of this Note (or, to the extent that the principal amount of this Note shall have been or would thereby be paid in full, refunded by the Payee to the Maker); and (2) in the event that the maturity of this Note is accelerated by reason of an election of the Payee resulting from any Event of Default under this Note, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Payee may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Note or otherwise shall be canceled automatically by the Payee as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Payee on the principal amount of this Note (or, to the extent that the principal amount of this Note shall have been or would thereby be paid in full, refunded by the Payee to the Maker).  All sums paid or agreed to be paid to the Payee for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Payee, be amortized, prorated, allocated and spread throughout the stated term of this Note until payment in full so that the rate or amount of interest on account of this Note hereunder does not exceed the maximum amount allowed by such applicable law.  If at any time and from time to time (1) the amount of interest payable to the Payee on any date shall be computed at the Highest Lawful Rate applicable to the Payee pursuant to this Section 2.4 and (2) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Payee would be less than the amount of interest payable to the Payee computed at the Highest Lawful Rate applicable to the Payee, then the amount of interest payable to the Payee in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Payee until the total amount of interest payable to the Payee shall equal the total amount of interest which would have been payable to the Payee if the total amount of interest had been computed without giving effect to this Section 2.4.  To the extent that Chapter 303 of the Texas Finance Code is relevant for the purpose of determining the Highest Lawful Rate applicable to the Payee, the Payee elects to determine the applicable rate ceiling under such Chapter by the weekly ceiling from time to time in effect.  Chapter 346 of the Texas Finance Code does not apply to the Maker’s obligations hereunder.  As used herein, “Highest Lawful Rate” shall mean, with respect to the Payee, the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Note under laws applicable to the Payee which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws allow as of the date hereof.

2.5           Prepayment.  So long as the Senior Payment Date has occurred, this Note may be prepaid by the Maker at any time thereafter without premium or penalty.  Prior to the occurrence of the Senior Payment Date, this Note shall not be prepaid (unless otherwise permitted, or not otherwise prohibited, under the Senior Debt Documents) and shall be subject to the subordination provisions set forth below.  Any prepayments will be applied first against accrued and unpaid expenses owing under this Note (if any), then against accrued and unpaid interest then payable pursuant to the provisions of this Note, and then against unpaid principal.

2.6           Waivers.  The Maker waives diligence, presentment, demand, protest, notice of intent to accelerate the maturity hereof, notice of acceleration of the maturity hereof, and notice of every kind whatsoever.  The failure of the Payee to exercise any of its rights under this Note in any particular instance will not constitute a waiver of the same or of any other right in that or any subsequent instance.

2.7           Binding.  This Note will be binding upon the Maker and its successors and assigns and will inure to the benefit of the Payee and its successors and assigns.  The Payee further agrees not to sell, assign, transfer or endorse any right to receive any payment hereunder to anyone except subject to the terms and conditions of this Note.

2.8           Subordination.

(a)           As used in this Note, "Senior Debt" shall mean and include (i) all indebtedness, obligations and liabilities of the Maker, whether currently outstanding or hereafter incurred, under that certain Credit Agreement, dated as of February 10, 2009 among the Maker, Boots & Coots International Well Control, Inc., the lender parties thereto, and Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent (in such capacity, the "Administrative Agent"), as the issuing lender, and the swing line lender (as such agreement may be amended, restated, extended, supplemented or otherwise modified from time to time, the "Credit Agreement"), (ii) all other Secured Obligations (as defined in the Credit Agreement), and (iii) all indebtedness, obligations and liabilities of the Maker, whether currently outstanding or hereafter incurred, under any other loan agreement, credit agreement, note or similar instrument or agreement whether such now existing or hereafter entered into with any lender party to the Credit Agreement from time to time (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, a "Loan Agreement"), or any other document or instrument evidencing, securing, guaranteeing, or in any way pertaining to the transactions contemplated by any Loan Agreement (as the same may be amended, restated, extended, supplemented or otherwise modified from time to time, the "Loan Documents", together with the Loan Agreements, the Credit Agreement and the Credit Documents (as defined in the Credit Agreement), the "Senior Debt Documents"), in each case as to clause (i), (ii) and (ii) above, as such indebtedness, obligations, liabilities and other Secured Obligations may be amended, restated, extended, supplemented, or otherwise modified from time to time.  The lender parties to the Senior Debt Documents, the other "Secured Parties" as defined in the Credit Agreement and Wells Fargo, individually and in its capacity as the Administrative Agent, Issuing Lender, Lender and Swing Line Lender under the Credit Agreement, are collectively referred to herein as the “Lenders.”  Actions taken by the Lenders pursuant to the terms of this Note shall be at the instruction of the holders of a majority in interest of the principal amount of the Senior Debt then outstanding (recognizing that, with respect to the Senior Debt represented by a particular Senior Debt Document, another threshold may be required pursuant to the terms of such Senior Debt Document).  Such action may be taken by a trustee, agent or representative designated by the Lenders for such purposes, and may include any "Administrative Agent" under and as defined in any Senior Debt Document.  Notwithstanding anything herein to the contrary, "Senior Debt" shall not include any indebtedness, obligation or liability of the Maker, whether currently outstanding or hereafter incurred, that is created by, and initially owed to, a creditor that is not a lender party to the Credit Agreement or an affiliate of a lender party to the Credit Agreement even though such indebtedness, obligation or liability may have been subsequently assigned to, and assumed by, a lender party to the Credit Agreement.

(b)           The Payee hereby subordinates any and all claims now or hereafter owing to it by the Maker under this Note to any and all Senior Debt (including, without limitation, interest, fees, costs, reimbursements or other payments on the Senior Debt paid or accrued after the commencement of an Insolvency Proceeding (as hereinafter defined) and whether or not such claims are deemed allowed or recoverable in any Insolvency Proceeding, and payment of or for adequate protection pursuant to any Insolvency Proceeding), and agrees that, except as set forth in Section 2.8(c) below, the Senior Payment Date shall have occurred before any payment may be made on this Note, whether of principal or interest or other indebtedness or other obligations.  Except with respect to the exercise of remedies by the Payee in accordance with Section 2.8(e) hereof, the Payee agrees not to acquire any security interests in, security titles to, and other liens and encumbrances on any of the present or future collateral securing Senior Debt (the “Collateral”) or any other assets, properties or rights of the Maker, its affiliates or its subsidiaries.  In the event that the Payee should acquire any security titles to, and other liens and encumbrances on any of the present or future Collateral, the Payee hereby subordinates and makes inferior any and all of its now existing or hereafter acquired security interests in such security titles to, and other liens and encumbrances on any of the present or future Collateral, any security interests, security titles or other liens and encumbrances on the Collateral arising under any security agreement created or existing in respect of the Senior Debt.

(c)           Notwithstanding anything to the contrary contained herein, so long as no "Default" or "Event of Default" has occurred and is continuing under any Senior Debt Document and no "Default" or "Event of Default" would immediately occur under any Senior Debt Document as a result of such payment, the Maker may make (i) such regularly scheduled payments of interest due under Section 2.1 of this Note and (ii) payment of principal due on the Maturity Date.

(d)           The Payee agrees that the priority of the Senior Debt set forth above shall continue during any insolvency, receivership, bankruptcy, dissolution, liquidation, or reorganization proceeding, or in any other proceeding, whether voluntary or involuntary, by or against the Maker, under any bankruptcy or insolvency law or other similar laws, including, without limitation, any federal or state law relating to the relief of debtors of any jurisdiction, or involving any custodian, liquidator or trustee whether now or hereafter in effect, and in any out-of-court composition, assignment for the benefit of creditors, readjustment of indebtedness, reorganization, extension or other debt arrangement of any kind (collectively, an “Insolvency Proceeding”).  In the event of any payment, distribution, division or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property, assets or business of the Maker, any affiliate thereof or any subsidiary thereof, or the proceeds thereof, or any securities of the Maker, to the Payee, by reason of any liquidation, dissolution or other winding up of the Maker or its business or by reason of any sale or Insolvency Proceeding, then any such payment or distribution of any kind or character, whether in cash, property or securities, which, but for the subordination provisions of this Section 2.8, would otherwise be payable or deliverable upon or in respect of this Note, shall instead be paid over or delivered directly to the Lenders, for application to the payment of the Senior Debt, to the extent necessary to make payment of the Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution to the Payee, and no holder of this Note shall receive any such payment or distribution or any benefit therefrom to such extent until the Senior Payment Date has occurred after which such payments or distributions may be applied to payment of the indebtedness evidenced by this Note if and to the extent permitted by law.

(e)           Until the Senior Payment Date, the Payee shall not (a) take any action or exercise any remedy against the Maker to enforce the obligations of the Maker under this Note; (b) take any action or exercise any remedy against any guarantor of, or pledgor securing, the Senior Debt in order to collect any of the indebtedness evidenced by this Note; or (c) commence, or join with any other creditor of the Maker in commencing, any bankruptcy, reorganization or Insolvency Proceeding against the Maker; or (d) take any action or exercise any remedy related to this Note against any property or assets of any guarantor of, or pledgor securing, the Senior Debt;  provided that, if any Insolvency Proceedings shall be initiated by, or filed against, the Maker, then the Payee shall be permitted to accelerate the obligations owing under this Note but shall not be permitted to take any other action or exercise any other remedy against the Payee without the prior written consent of the Lenders.  Notwithstanding anything contained in this Note to the contrary, in no event shall the Payee be entitled to receive and retain any securities, equity or otherwise, or other consideration in respect of the indebtedness evidenced by this Note provided for in (x) a plan of reorganization or otherwise in connection with any bankruptcy or Insolvency Proceeding or (y) any other judicial or nonjudicial proceeding for the liquidation, dissolution or winding up of the Maker or the assets or properties of the Maker, in any case unless the Senior Payment Date has occurred.

(f)           The Payee agrees, solely for the benefit of the holders of Senior Debt, that no consent of the Payee or any other holder of this Note shall be required for any modification, renewal, extension, rearrangement, increase, or refinancing of any Senior Debt, or waiver of any guaranty therefore, or release of any Collateral, or any other alteration of the relationship between the Maker and any holder of Senior Debt.

(g)           Until the Senior Payment Date has occurred, the Payee waives all rights of subrogation, reimbursement and any similar rights with respect to the indebtedness evidenced by this Note.  After the Senior Payment Date has occurred, to the extent permitted by law, the Payee shall be subrogated to the rights of the Lenders to receive distribution of assets of the Maker, or payments by or on behalf of the Maker, made on the Senior Debt, until this Note shall be paid in full.  No payments to the Payee pursuant to any right of subrogation shall, as among the Maker, its creditors other than the Lenders and the Payee, be deemed to be a payment or distribution by the Maker on account of the Senior Debt.

(h)           The Payee acknowledges and agrees that each Lender, whether outstanding at the date of this Note or incurred hereafter, shall have extended credit to the Maker, or shall have purchased or accepted or will purchase or accept such Senior Debt, in reliance upon the subordination and standstill provisions contained in this Note.

(i)           For so long as (A) the Senior Payment Date has not occurred, and (B) the Payee and other holders of the indebtedness evidenced by this Note shall have not promptly filed a claim or proof or claim in respect of the indebtedness evidenced by this Note in connection with an Insolvency Proceeding, the Lenders shall have the right to act as attorney-in-fact for the Payee and other holders of the indebtedness evidenced by this Note for the purposes of filing a claim or proof of debt in respect of the indebtedness evidenced by this Note in the form required in any such Insolvency Proceeding for and on behalf of the holders of indebtedness evidenced by this Note.

(j)           All of the Senior Debt (or any commitments in respect of such Senior Debt) shall be deemed to have been made or incurred in reliance upon this Note.  The Payee expressly waives all notice of the acceptance by any Lender of the subordination and other provisions of this Note and all other notices not specifically required pursuant to the terms of this Note whatsoever, and the Payee expressly consents to reliance by the Lenders upon the subordination and other agreements as herein provided.  The Payee agrees that the Lenders have not made warranties or representations with respect to the due execution, legality, validity, completeness or enforceability of the Senior Debt Documents and other related documents or the collectability of the obligations thereunder, that the Lenders shall be entitled to manage and supervise their loans or other extensions of credit in accordance with applicable law and their usual practices, modified from time to time as they deem appropriate under the circumstances, and that the Lenders shall not have any liability to the Payee for, and the Payee waives any claim (except with respect to gross negligence or willful misconduct) which the Payee may now or hereafter have against any Lender arising out of or relating to (i) any and all actions which such Lender takes or omits to take (including, without limitation, actions with respect to the creation, perfection or continuation of liens or security interests in the Senior Debt, actions with respect to the occurrence of a "Default" or "Event of Default" under any Senior Debt Document, actions with respect to the foreclosure upon, sale, release, or depreciation of, or failure to realize upon, any Collateral and actions with respect to the collection of any claim for all or any part of the Senior Debt from any account debtor, guarantor or any other party) with respect to the documents regarding the Senior Debt or any other agreement related thereto or to the collection of the Senior Debt or the valuation, use, protection or release of the Collateral and/or other security for the Senior Debt, (ii) such Lender’s election, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. § 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other Insolvency Proceeding, and/or (iii) any making of loans to, or grant of a security interest under Section 364 of the Bankruptcy Code by, the Maker as debtor or debtor-in-possession.  In addition, if any Lender sells or otherwise disposes of any Collateral, the Payee agrees that such Lender shall be entitled to do so “AS-IS, WHERE-IS” without recourse or warranty or representation of any kind.

(k)           The Payee hereby agrees that the Lenders shall have absolute power and discretion, without notice to the Payee in its capacity as a creditor under this Note, to deal in any manner with the Senior Debt, including demanding payment of interest, costs and expenses payable by the Maker to the Lenders, and any security and guaranties therefor including, but not limited to, release, surrender, extension, renewal, acceleration, compromise, or substitution.  The Payee hereby waives and agrees not to assert against any Lender any rights that a guarantor or surety could exercise, including without limitation any and all rights to notice of the creation, renewal, extension, modification, compromise or release of any of the Senior Debt or any collateral therefor or guaranties thereof, in whole or in part; but nothing in this Note shall constitute the Payee a guarantor or surety.  If, at any time hereafter, the Lenders shall, in their own judgment, determine to discontinue the extension of credit to or on behalf of the Maker in compliance with any Senior Debt Document, the Lenders may do so.  The Payee acknowledges that, in accepting the subordinated claim provided for herein, it did not and is not relying in any way upon the extensions of credit by the Lenders to the Maker.  This Note, the obligations of the Payee owing to the Lenders, and the Lenders’ rights and privileges hereunder shall continue until the Senior Payment Date has occurred, notwithstanding any action or non-action by the Lenders with respect to the Senior Debt or with respect to any Collateral therefor or any guaranties thereof.  All rights, powers and remedies hereunder shall apply to all past, present and future Senior Debt and commitments with respect thereto, including under successive transactions, any of which may continue, renew, increase, decrease or from time to time create new Senior Debt and notwithstanding that from time to time the Senior Payment Date may have occurred.  Any provision of any document, instrument or agreement evidencing, securing or otherwise relating to the indebtedness evidenced by this Note purporting to limit or restrict in any way the Maker's ability to enter into any agreement with any Lender to amend or modify any document, instrument or agreement evidencing, securing or otherwise relating to the Senior Debt shall be deemed of no force or effect until the Senior Payment Date has occurred.

(l)           The obligations hereunder of the Payee or any other holders of indebtedness evidenced by this Note shall continue to be effective, or be reinstated, as the case may be, if at any time any payment in respect of any Senior Debt is rescinded or must otherwise be restored or returned by a holder of Senior Debt by reason of any Insolvency Proceeding or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Maker or any substantial part of its property, or otherwise, all as though such payment had not been made.

(m)           The Payee agrees to pay all costs, and reasonable legal expenses and attorneys', paralegals' and other professionals' fees of every kind paid or incurred by the Administrative Agent and Lenders in enforcing their rights hereunder against the Payee, including, but not limited to, litigation instituted in a State or Federal Court, as hereinafter provided (including, without limitation, proceedings under the Bankruptcy Code or any Insolvency Proceeding) in enforcing this Note, promptly on demand of the Payee or other person paying or incurring the same, to the extent that the Lenders are the prevailing parties in such litigation.

(n)           The Maker agrees to pay all costs, legal expenses and attorneys’, paralegals’ and other professionals’ fees of every kind paid or incurred by the Payee in enforcing its rights hereunder against the Maker, including, but not limited to, litigation instituted in a State or Federal Court, as hereinafter provided (including, without limitation, proceedings under the Bankruptcy Code or any Insolvency Proceeding) in enforcing this Note, promptly on demand of the Payee or other person paying or incurring the same.

(o)           In case any funds shall be paid or delivered to the Payee in violation of any provision of this Section 3.8, such funds shall be held in trust by the Payee for and immediately paid and delivered to the Lenders (in the form received endorsed over to the Lenders) for application to the payment of Senior Debt.

3.	Events of Default and Remedies.

3.1           Events of Default.  An "Event of Default" will exist if any of the following occurs and is continuing:

(a)           the Maker fails to make any payment of principal or interest (other than deferred interest in accordance with the provisions of Section 2.1) on this Note, or on any other payment obligation of any nature pursuant to this Note, when and as such principal becomes due and payable or five (5) days after such interest becomes due and payable, in each case whether by acceleration or otherwise;

(b)           the outstanding principal amount of all Senior Debt shall be declared to be due and payable or required to be prepaid (other than by regularly scheduled payment or by mandatory prepayment events provided for in any Senior Debt Document) prior to the stated maturity thereof;

(c)           the voluntary commencement of any Insolvency Proceeding; or

(d)           the involuntary commencement of any Insolvency Proceeding if such proceeding is not stayed within 90 days of the commencement thereof.

3.2           Remedies.

(a)           If an Event of Default specified in Section 3.1(a), (b) or (c) has occurred and is continuing, the Payee will have the right to accelerate payment of the entire principal of, and all interest accrued on, this Note, and, upon such acceleration, this Note will thereupon become forthwith due and payable, without any presentment, demand, protest or other notice of any kind, all of which are expressly waived, and the Maker will forthwith pay to the Payee the entire outstanding principal of, and interest accrued on, this Note; provided however, that the Payee will have no right to accelerate payment of the principal of this Note for an Event of Default under Section 3.1(a) until such time as the Senior Payment Date has occurred.  With respect to an Event of Default under Sections 3.1(d) acceleration will be automatic.

(b)           Subject to Section 2.8, in case any one or more of the Events of Default specified in Section 3.1 has occurred and is continuing, the Payee may further proceed to protect and enforce its rights with respect to this Note in accordance with the procedures described below in Section 4.1.

(c)           In case any one or more of the Events of Default specified in Section 3.1 has occurred and is continuing, the Payee also may, upon demand, in addition to the Payee's other rights and remedies under this Note, assess the Maker addition interest equal to two percent (2%) per annum on the outstanding principal balance of this Note, such rate of interest to accrue from the date of such demand until the earlier of (i) such time as such Event of Default is no longer continuing, at which time the interest rate shall be determined in accordance with Section 2.1, or (ii) such time as such outstanding principal balance have been paid in full.

(d)           No course of dealing on the part of the Payee or any delay or failure on the part of the Payee to exercise any right will operate as a waiver of such right or otherwise prejudice the Payee's rights, powers and remedies.

4.           Miscellaneous.

4.1           Dispute Resolution.  Any disputes arising in connection with the adjustment of this Note pursuant to the Purchase Agreement (other than disputes with the Administrative Agent or any Lender) shall be subject to and shall be exclusively resolved pursuant to the dispute resolution procedure referenced in Section 2.5 of the Purchase Agreement.

4.2           Amendment and Waiver.  This Note may be amended, and the observance of any term of this Note may be waived or consented to, with and only with the written consent of the Maker, the Payee and the Administrative Agent (with the consent of the Administrative Agent to be at its sole reasonable discretion but subject to the terms of the Senior Debt Documents).

4.3           Waiver. Any waiver or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Note will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.  Any waiver of any provision of this Note shall be made pursuant to the provisions of Section 4.1.

4.4           Entire Agreement.  This Note and the other Transaction Documents (as defined in the Purchase Agreement) are an integral part of the transaction as contemplated by the Purchase Agreement, and this Note, the Purchase Agreement and the other Transaction Documents are intended by the Maker and the Payee to be treated for all purposes as an integrated and single agreement, notwithstanding the fact that each of this Note, the Purchase Agreement and the other Transaction Documents is a separate document.  This Note, together with the Purchase Agreement and the other Transaction Documents, together with all exhibits and schedules to each document, constitute the entire final agreement and understanding between the parties pertaining to the subject matter of each document and supersede all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreement of the parties.  There are no other warranties, representations or other agreements between the parties in connection with the subject matter and there are no unwritten oral agreements between the parties.

4.5           Notices.  Unless otherwise provided herein, any notice, request, consent, instruction or other document to be given hereunder by any party hereto to the other party hereto shall be in writing and will be deemed given (a) when received if delivered personally or by courier; or (b) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested; or (c) one day after transmission if sent by facsimile transmission with confirmation of transmission, as follows:

If to Payee, addressed to:

 John W. Wright
3026 Serena Vista
Houston, Texas 77068
Facsimile:  1-208-988-4007 Attention Joni L. Zagst

If to the Maker, addressed to:

c/o Boots & Coots International Well Control, Inc.
7908 N. Sam Houston Parkway West, 5th Floor
Houston, Texas 77064
Attention:  Dewitt H. Edwards
Facsimile:  281-931-8302

or to such other place and with such other copies as either party may designate as to itself by written notice to the others in accordance with this Section 4.5.

4.6           Assignment; Third Party Beneficiaries.  This Note will be binding upon and inure to the benefit of the Maker and its successors and permitted assigns, but neither this Note nor any of the rights, interests or obligations under this Note may be assigned by the Maker without the prior written consent of the Payee.  This Note will be binding upon and inure to the benefit of the Payee and its successors, heirs, personal representatives and permitted assigns, but neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Payee without the prior written consent of the Maker.  In addition, neither this Note nor any of the rights, interests or obligations hereunder may be assigned by the Payee except in compliance with Section 7.7 of the Purchase Agreement.  Any attempted sale, transfer, assignment or pledge in violation of the preceding sentences shall be voided and of no force or effect. This Note is not intended to confer any rights or remedies upon any person except the Maker, the Payee, the Administrative Agent and the Lenders.  The Lenders and the other Secured Parties (as defined in the Credit Agreement) shall be third party beneficiaries of this Note.

4.7           Governing Law.  THIS NOTE SHALL BE CONSTRUED AND INTERPRETED AND THE RIGHTS OF THE PARTIES GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW THEREOF THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER JURISDICTION.

4.8           Headings; Internal References.  The article and section headings contained in this Note are solely for reference, and will not affect in any way the meaning or interpretation of this Note.  Any references in this Note to an article, section, paragraph or clause will be deemed to be a reference to the article, section, paragraph or clause contained in this Note unless expressly stated otherwise.  As used in this Note, “including” means “including without limitation,” and “or” is not exclusive.

4.9           Severability.  If any term, provision, covenant, agreement or restriction of this Note is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants, agreements and restrictions of this Note will continue in full force and effect and will in no way be affected, impaired or invalidated.

[Signature Page Follows]

EXECUTED as of the date first above written.

MAKER

BOOTS & COOTS SERVICES, LLC

By:	/s/ JERRY WINCHESTER
Name:	Jerry Winchester
Title:	President / Chief Executive Officer

PAYEE

/s/ JOHN W. WRIGH
JOHN W. WRIGHT